Exhibit 10.3

January 16, 2009

Borders Group, Inc.
100 Phoenix Drive
Ann Arbor, MI 48108

Attention: Mr. Ron Marshall,
               President and Chief Executive Officer

AMENDMENT OF PURCHASE OFFER

Ladies and Gentlemen:

     Reference is made to our letter to you, dated as of April 9, 2008 as extended pursuant to our letter to you, dated as of December 22, 2008 (the “Purchase Offer Letter”). Capitalized terms used but not defined have the meanings specified in the Purchase Offer Letter.

     The term “UK Business” referenced in the Purchase Offer Letter, is hereby revised and replaced in its entirety to consist of all, but not less than all, of the issued and outstanding capital stock of Paperchase Products Ltd. and its subsidiaries (together, “Paperchase”). For the avoidance of doubt, (i) the term “UK Business” shall not include Seller’s 17% interest in Bookshop Acquisition Ltd and (ii) the terms “Subject Businesses,” “Subject Companies” and “Acquired Companies” shall refer to the UK Business as defined in the immediately preceding sentence.

     All references to Bookshop and Bookshop Acquisition, Ltd. in the Purchase Offer Letter, including without limitation section 8 and section 10 of the Purchase Offer Letter in their entirety, are hereby eliminated and void ab initio as of the date hereof.

     The parties hereto agree to revise the form Stock Purchase Agreement attached as Exhibit A to the Purchase Offer Letter promptly prior to its execution and delivery in accordance with the provisions of the Purchase Offer Letter, so as to exclude the sale of any capital stock of Bookshop Acquisition, Ltd. and include the sale of all of the issued and outstanding capital stock of Paperchase. For this purpose, the Seller shall, or shall cause the Second Seller and/or the Third Seller (each, as defined in the Stock Purchase Agreement) to, (i) acquire any issued and outstanding capital stock of Paperchase currently not owned by either the Seller, the Second Seller or the Third Seller, promptly prior to the execution and delivery of the Stock Purchase Agreement, or (ii) cause the owners of the issued and outstanding capital stock of Paperchase (other than the Seller, the Second Seller or the Third Seller) (each, an “Additional Party”) to become parties to the Stock Purchase Agreement. In the event that any Additional Party becomes a party to the Stock Purchase Agreement, the obligation of the Sellers (as defined in the Stock Purchase Agreement), pursuant to the provisions of the Stock Purchase Agreement, to indemnify the Purchaser Indemnified Parties (as defined in the Stock Purchase Agreement) shall be a joint and several obligation of all the Sellers and the Additional Parties.

     For the avoidance of doubt, the Purchase Offer Letter shall remain in full force and effect in accordance with its original terms, except as expressly amended or modified by this letter agreement.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

[signatures on following page]

Very truly yours,

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.
By: PS Management GP, LLC, its General Partner

By: /s/ William A. Ackman
Name: William A. Ackman, Managing Member

Agreed to and accepted this
16th day of January, 2009

BORDERS GROUP, INC.

By: /s/ Mark Bierley
Name: Mark Bierley Title: Executive Vice President and Chief Financial Officer